Exhibit 25(2)(p) under Form N-2

INITIAL CAPITAL UNDERSTANDING

This Agreement is made as of October 12, 2016 between Federated Investment Management Company, a Delaware statutory trust (“FIMCO”), and Federated Project and Trade Finance Tender Fund, a Delaware statutory trust (the “Fund”).

WHEREAS, the Fund wishes to sell to FIMCO, and FIMCO wishes to purchase from the Fund, $100,000 of common shares of beneficial interest of the Fund (10,000 common shares at a purchase price of $10.00 per share (collectively, the “Shares”)); and

WHEREAS, FIMCO is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by the Investment Company Act of 1940, as amended;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Promptly after the execution of this Agreement, FIMCO will wire $100,000 to the Fund in full payment for the Shares.

2.	FIMCO agrees that it is purchasing the Shares for investment and has no present intention of reselling the Shares.

Executed as of the date first set forth above.

FEDERATED INVESTMENT MANAGEMENT COMPANY

By:	/s/ John B. Fisher
Name:	John B. Fisher
Title:	President & CEO

FEDERATED PROJECT AND TRADE FINANCE TENDER FUND

By:	/s/ J. Christopher Donahue
Name:	J. Christopher Donahue
Title:	President